Exhibit 10.2
THE WEINSTEIN COMPANY
375 Greenwich Street, 3rd Floor
New York, New York 10013
Dated as of December 24, 2009

The Film Department LLC
8439 Sunset Blvd.
4 2nd Floor
West Hollywood, CA 90069

Re:	Amended and Restated Exclusive Output Distribution Agreement
Dear Gentlepersons:
The following sets forth the terms of the agreement (this “Agreement”) between The Film Department LLC, a limited liability company organized under the laws of the state of Delaware (inclusive of any of its affiliated, subsidiary or related entities, herein collectively, “Licensor”) and The Weinstein Company LLC (“TWC”) regarding the exclusive license of certain rights in and to certain feature motion pictures as further set forth herein. For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:
This Agreement when fully executed shall supersede and replace the Term Sheet dated as of December 24, 2009 entered into between TWC and Licensor.
1. Output Agreement/Pictures:
     (a) Eligible Pictures: “Eligible Pictures” shall have the meaning set forth on Schedule 1 attached hereto and incorporated herein.
     (b) Pictures: “Pictures” shall have the meaning set forth on Schedule 1 attached hereto and incorporated herein.
     (c) Rights: “Rights” shall have that meaning set forth on Schedule 1 attached hereto and incorporated herein. Subject to the terms of Paragraph 1(d) below whereby Licensor is not required to formally assign the Rights by delivery of the “Short Form Assignment” (as defined below) until the date set forth in Paragraph 1(d) below, Licensor hereby grants TWC on an exclusive basis all Rights in and to each Picture in the Territory for the duration of the “License Term” (as defined herein).
     (d) Conditions Precedent: On a Picture-by-Picture basis, all of TWC’s obligations hereunder with respect to each Picture shall be subject to the following conditions (collectively, the “Conditions Precedent”): (i) TWC’s receipt and approval of the chain of title to such Picture including without limitation “Security Documents” (as defined herein) and a short form assignment in the form attached hereto and incorporated herein as Exhibit A (“Short Form Assignment”), which shall be provided by Licensor to TWC promptly upon TWC’s request provided that Licensor shall not be required to deliver a Short Form Assignment for a Picture until the earlier of (x) the date on which Licensor first provides TWC with a “Release Date Notice” (as defined herein) for such Picture and (y) six (6) months prior to the scheduled Initial Theatrical Release date for such Picture; and (ii) TWC’s receipt from Licensor, no later than the date that is one hundred twenty (120) days prior to the Initial Theatrical Release of a

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Picture, of 100% of the amount of “P&A Budget” (as defined herein) for such Picture or TWC’s receipt from Licensor of such other financial assurances to secure TWC’s receipt of the amount of the P&A Budget (in a form acceptable to TWC in its sole discretion) for the full amount of such P&A Budget (“Funding Condition Precedent”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, the parties acknowledge and agree that on a Picture-by-Picture basis, the actual “licensor” to TWC of the Rights set forth herein may be a single purpose company which contains no assets other than the applicable Picture (“SPC”), and in such event, Licensor shall cause the SPC to execute the Short Form Assignment in lieu of Licensor provided that the SPC agrees in writing to be bound by all of the terms, conditions and obligations hereof and provided further that Licensor shall remain liable hereunder with respect to all Pictures.

(e) Right of Withdrawal: TWC shall have the right to notify Licensor at any time that any Eligible Picture or Picture is withdrawn from TWC’s Pay Television Service for legal or liability reasons as reasonably determined by TWC in TWC’s good faith judgment. If TWC notifies Licensor of such withdrawal, the applicable provisions of TWC’s Pay TV license agreement then in-effect shall apply to such Eligible Picture and/or Picture, and the rights and obligations of the parties under this Agreement shall be adjusted accordingly. For purposes of clarification, upon the expiration of the rights of TWC’s Pay Television Service in a Picture following a withdrawal, the License Term in the Pay TV Rights shall expire, and TWC’s Pay TV Rights in such Picture shall also terminate (and TWC’s lien solely in the Pay TV Rights for such Picture shall terminate; provided that TWC shall remain entitled to receive its fee on any Pay TV GR for such Picture).

(f) Development Schedules: Licensor shall provide TWC throughout the Term, on a no-less-than monthly basis, with detailed schedules of properties in development or which have been acquired by Licensor and which are intended to be or which may become an Eligible Picture hereunder. Such schedules shall include all information relevant to TWC as distributor regarding each such property including, without limitation, tentative title and underlying rights (including without limitation drafts of treatments and/or screenplays), key creative attachments, and development or production status (including without limitation greenlight date, actual or scheduled commencement of principal photography date, and scheduled Initial Theatrical Release date).

2. Term/License Term: The term of this Agreement shall commence as of January 1, 2010 and continue for four (4) years (i.e., through December 31, 2013) (the “Term”). The “License Term” for each Picture shall have that meaning set forth in Schedule 1 attached hereto and incorporated herein.

3. Territory: the United States, the Bahamas, Bermuda and Caribbean Basin, and their respective territories and possessions, including, without limitation, Guam, Puerto Rico, the U.S. Virgin Islands, the Caroline Islands, American Samoa, Northern Marianas Islands and Wake Islands (collectively, the “Territory”). TWC’s Theatrical Rights and Free Television Rights in the Bahamas and Bermuda shall be on a non-exclusive basis. TWC’s rights in the Caribbean Basin shall be limited solely to the Pay TV Rights and shall be on a non-exclusive basis.

4. Creative Rights: With respect to each Picture, the parties shall have the approval and consultation rights set forth in Schedule 2 attached hereto and incorporated herein by this reference.

5. Theatrical Exploitation:

(a) Marketing Materials and Costs: Subject to the terms of Paragraph 4 above, Licensor shall be responsible for creating, at its sole cost and expense, all marketing materials for each Picture

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(including without limitation, all trailers, teasers, posters, key art, etc.) and for delivering the same to TWC as part of Delivery. Subject to the terms of Paragraph 4 above, Licensor shall be responsible for creating each Picture a media plan (“Media Plan”), P&A budget which shall include 100% of the P&A Costs for each Picture (“P&A Budget”) and P&A cashflow schedule (“P&A Cashflow”). Licensor shall be responsible for providing in advance and paying for 100% of all “P&A Costs” for each picture as set forth in Paragraph 1(d)(ii), above (i.e, “P&A Costs” means all marketing, advertising, publicity, promotion and releasing costs, charges and expenses incurred in connection with the theatrical release of the Picture, including, without limitation, the cost to test the Picture, buy media, rate the Picture, create prints, television spots, trailers, posters and all other artwork, and P&A Costs expressly exclude any TWC overhead). Provided that the Conditions Precedent have been satisfied, TWC shall exploit the Theatrical Rights in each Picture pursuant to the Media Plan, P&A Budget and P&A Cashflow for such Picture, including, without limitation, (i) booking theaters (including so-called “holdovers”) and buying media for each Picture, (ii) collecting from, and settling with, exhibitors using TWC’s reasonable good faith commercial efforts to obtain settlement rates favorable to Licensor; (iii) using reasonable good faith commercial efforts to place posters and trailer for the Pictures in theaters that will be exhibiting the Pictures; (iv) discussing box office reports and TWC’s analysis of same with Licensor using TWC’s good faith business judgement; (v) having weekly conference calls and/or meetings with Licensor to discuss distribution matters related to the Eligible Pictures and Pictures; and (vi) using TWC’s reasonable good faith commercial efforts to provide Licensor with prompt access to the relevant information contained in TWC’s real-time computerized box-office reporting and NRG tracking. For the avoidance of doubt, TWC shall not be required under any circumstances to expend funds out of pocket or on TWC’s own account for the distribution of any Picture.

(b) Media Plan: With respect to the implementation of the Media Plan for each Picture, Licensor shall set up an account (“Licensor Agency Account”) for each Picture with Palisades Media or such other electronic (i.e. television, radio and internet) media buying agent as designated by TWC (“Media Agency”). Provided that no later than the satisfaction of the Funding Condition Precedent for such Picture Licensor has (i) created the Licensor Agency Account and obtained the Media Agency’s written approval with respect to the terms of this Paragraph 5(b) (including Media Agency acknowledgement of the last sentence of this subparagraph (b)) and (ii) provided the Licensor Agency Account details to TWC, notwithstanding anything to the contrary set forth herein, in lieu of Licensor paying TWC or providing other financial assurances acceptable to TWC for that portion of the P&A Costs that are allocated in the P&A Budget to be spent on a Media Agency (“Media Spend”), TWC shall book all electronic media (in accordance with the Media Plan, P&A Budget and P&A Cashflow) for such Picture directly with the Media Agency, but shall charge the entire Media Spend to the Licensor Agency Account which shall then be payable directly and solely by Licensor. Licensor acknowledges and agrees that if the Licensor Agency Account is timely created as set forth in this Paragraph 5(b), than TWC shall have no obligation to pay and no liability in connection with the Media Spend, Media Agency and/or the Licensor Agency Account, and, provided that TWC has billed the Media Spend to the Licensor Agency Account in accordance with the P&A Cashflow and P&A Budget, Licensor does not hereby indemnify and hold TWC harmless with respect to any claims regarding each Media Spend, Media Agency, and/or Licensor Agency Account.

(c) Initial Theatrical Release Date: Notwithstanding anything to the contrary set forth herein, Licensor shall provide TWC with at least six (6) months prior written notice (email is acceptable for these purposes) with such written notice expressly stating that Licensor is setting an Initial Theatrical Release date for a Picture for all purposes under this Agreement (“Release Date Notice”), before setting such Initial Theatrical Release date and at least three (3) months prior written notice before changing a previously established Initial Theatrical Release date for a Picture. If Licensor provides less than three

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(3) months notice (from both the old date and the new date) before changing a previous estimated Initial Theatrical Release date for a Picture then TWC may, after good faith consideration of such date, in its discretion refuse changes to the date (in which case Licensor shall remain obligated to fund the P&A Budget therefor), or if an initial date is being set with less than three (3) months notice, TWC may reject such date (in which case Licensor shall designate another date with at least three (3) months notice and otherwise in accordance with the terms hereof). Licensor agrees to coordinate its release schedule in good faith with TWC so as not to set a release date for a Picture hereunder is on the same weekend as other motion pictures to be released by TWC and/or its affiliates (and solely with respect to Pictures that are in a competing genre with other TWC motion pictures, the initial release date for such Picture shall not be less than then (10) days before or after the release dates of other competing genre TWC motion pictures). Notwithstanding the foregoing, TWC will not request that Licensor change a release date for a Picture unless TWC believes in good faith that such Picture may be directly competitive with another TWC-released motion picture as to core audience; provided that if TWC does believe in good faith that the pictures are directly competitive as to core audience then Licensor shall change the Initial Theatrical Release for such Picture. For purposes of clarity, once Licensor has designated a release date for a Picture pursuant to a Release Date Notice in accordance with this Agreement, TWC shall not request a change (and Licensor shall not be required to change) in Licensor’s initially scheduled release date to accommodate a later-scheduled TWC picture that may be competitive with such Picture and TWC shall not schedule a release date for other motion pictures to be released by TWC and/or its affiliates that is one the same weekend as a Picture hereunder (and solely with respect to TWC pictures that are in a competing genre with a Picture hereunder, TWC shall not set a release date for such picture that is less than ten (10) days before or after the release date of such Picture). TWC shall use commercially reasonable efforts to provide Licensor on a monthly basis with the current scheduled theatrical release dates of all pictures being distributed by the majors and mini-majors.

6.  Pay TV Exploitation: The Pay TV Rights in the Pictures shall be exploited by TWC pursuant to the terms and conditions set forth on Schedule 3 attached hereto and incorporated herein by this reference (and Licensor hereby agrees to comply, and to require its licensees and assignees to comply, with all such terms).

7.  Free TV Exploitation: Subject to the terms of Paragraph 4 above, TWC shall use its reasonable good faith commercial efforts to license the Free TV Rights in each Picture for the highest possible license fee.

8.  Distribution Terms: “Gross Receipts” shall be defined and allocated in accordance with the terms and conditions set forth on Schedule 4 attached hereto and incorporated herein.

9.  Delivery:

(a) “Delivery” means delivery to and acceptance by TWC of each Picture in accordance with the terms of this Agreement and in accordance with the delivery schedule attached hereto and incorporated herein as Exhibit B (the “Delivery Schedule”). All costs of Delivery to TWC will be borne by Licensor. Licensor agrees to cause Delivery of each Picture to occur on or before the date that is sixty (60) days prior to the Initial Theatrical Release of such Picture (“Outside Delivery Date”) provided that publicity and promotional materials shall be delivered no later than ninety (90) days prior to the Initial Theatrical Release. Timely Delivery by Licensor to TWC is of the essence of this Agreement and Licensor acknowledges and agrees that TWC shall have no obligation to exploit a Picture if timely Delivery of such Picture by the Outside Delivery Date has not occurred. Licensor agrees that, in addition

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to the Delivery Schedule, in the event any foreign language or other versions of the Pictures are created, TWC shall have free access to any such materials and/or versions of such Pictures.

(b) The procedures for delivery, inspection and cure shall be as follows:

(i) Inspection/Cure.  TWC shall have thirty (30) days following TWC’s receipt of written notice from Licensor that complete Delivery has been effected (the “Inspection Period”), to inspect and review the delivery materials for compliance with the technical delivery requirements hereunder. In the event TWC determines that Delivery of an item has not been properly effected, then prior to the expiration of the Inspection Period, TWC shall so notify Licensor in writing (the “Rejection Notice”), which Rejection Notice shall set forth with specificity any Delivery items(s) furnished to TWC which are defective and/or any Delivery item(s) not timely tendered to TWC for inspection. Licensor shall have fourteen (14) days from its receipt of the Rejection Notice to cure any defect in a given Delivery item. If and when Licensor believes that Licensor has cured any defect respecting any Delivery item, then Licensor shall so notify TWC in writing (the “Cure Notice”) that Delivery of the subject item has been effected. TWC shall have fourteen (14) days from its receipt of the Cure Notice and the cured/additional Delivery items(s) (the “Re-Inspection Period”) to re-inspect the subject item and accept delivery, or, alternatively, reject delivery by sending another Rejection Notice to Licensor. Subject only to the dispute resolution provision below, TWC shall have no obligation to Licensor hereunder if Delivery is not timely effected, and Licensor shall promptly reimburse TWC for all payments theretofore made by TWC to Licensor hereunder (provided that the foregoing shall not limit in any way TWC’s right to assert any claims or remedies against Licensor and to seek any other damages to which TWC may be entitled as a result of such failure). For the sake of clarity, a failure by TWC to deliver any required notice set forth above shall be deemed acceptance of the item(s) in question by TWC.

(ii) Dispute Resolution.  In the event of any dispute between TWC and Licensor regarding Licensor’s delivery and/or TWC’s acceptance of a Delivery item, the parties shall proceed according to the IFTA dispute resolution procedures.

10. Credit: Subject to the terms of Schedule 5 (attached hereto and incorporated herein by reference) TWC shall receive a first position logo and first position presentation credit in connection with each Picture on screen (each on separate unshared cards) and in the billing block of all paid ads in the Territory and shall receive a static distributor logo as the last card in the end credit roll. TWC shall also have the right to accord credits to any of its subdistributors at the beginning or end of the Picture and in connection with advertising for the Picture; provided that TWC shall not accord credit to any subdistributor of the Theatrical Rights without Licensor’s prior written approval. TWC shall adhere to all credit obligations of which it is notified in writing and provided further that no casual or inadvertent failure by TWC or its subdistributors shall constitute a breach hereof. Promptly following TWC’s receipt of written notice detailing, with reasonable specificity, a failure by TWC to comply with such credit obligations, TWC shall use commercially reasonable efforts to prospectively cure such failure on materials created after the date of such notice, provided that in no event shall TWC be obligated to recall any materials (including prints, one-sheets, etc.) created prior to such notice. Each Picture as delivered to TWC shall contain all required screen credits, and, provided that TWC does not alter such credits, Licensor does hereby indemnify and hold TWC harmless with respect to any claims regarding such screen credits.

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will not be any, liens or encumbrance against each Picture which may adversely affect TWC’s rights hereunder, other than liens identified in Paragraph 19 hereof, which will be subject to nondisturbance, intercreditor and/or subordination agreements, as applicable, with such lien holders to be negotiated in good faith; (c) each Picture and any advertising or publicity materials supplied by Licensor hereunder shall not contain any material which violates or infringes or may violate or infringe, nor will exploitation of the Rights in accordance with this Agreement violate or infringe, the copyright of any person, firm or corporation or any other common law or other right including without limitation, any right of privacy or trademark, of any person, firm or corporation; (d) every musical composition contained in each Picture, every performance of a musical composition contained in each Picture, and every photograph, clip, likeness and all other materials contained in each Picture have been licensed for use (or is otherwise fully cleared for use) in and in connection with such Picture (and all advertising therefor) for the entire License Term for the Territory, that all required license fees are fully paid, and that TWC and its licensees shall not be responsible for any additional fees (whether in the nature of residuals or otherwise) in connection therewith; (e) all costs of production of each Picture, including, without limitation, all compensation, laboratory costs, license fees and royalties will be paid in full prior to Delivery except any deferred costs, participations and/or guild residuals, all of which shall be payable by Licensor; (f) there is no action, suit or proceeding relating to the Pictures pending or threatened, before any court, administrative or governmental body which might materially affect TWC’s rights hereunder; (g) there are no defects in the chain-of-title to the Pictures which would affect any of TWC’s rights hereunder; (h) Licensor has obtained the rights to use the name and likeness of all cast, producers and the director in the marketing and advertising of the Pictures subject to reasonable name and likeness consultation and/or approval rights contained in the cast, producer, and director agreements; (i) the Pictures have not heretofore been exploited anywhere in the universe in any medium and (j) E&O insurance with standard limits of at least $3 million/$5 million and deductibles of $25,000 to $50,000, respectively, has been obtained or will be obtained prior to delivery by Licensor in connection with each Picture and TWC (and any distributors that TWC requests) will be added as an additional insured party listed thereon. TWC and Licensor each represent and warrant that it is duly formed and in good standing in its state of incorporation and has full authority to enter into and perform the terms of this Agreement.

12.     Editing:  With respect to each Picture, TWC (and its subdistributors, affiliates and licensees) shall not cut or delete or edit any portion of any such Picture without the express written consent of Licensor. Notwithstanding the foregoing, TWC (and its subdistributors, affiliates and licensees) shall have the right to (i) time-compress a Picture, (ii) modify the size of the end credits of a Picture, (iii) make voice-over announcements over the end credits of a Picture, (iv) exhibit the name and/or logo of a television station or service, its subdistributors, affiliates and licensees during the exhibition of a Picture; (v) dub and/or subtitle a Picture, (vi) cut for rating (provided that TWC shall not cut the Picture for rating in the United States other than in connection with television releases), censorship, television commercial interruptions, to comply with broadcasting statutory practices, standards or regulations, and/or to avoid any liability that TWC reasonably believes might be imposed without such edits, cuts or alterations. Notwithstanding anything herein, TWC and/or TWC’s Pay Television Service shall have the right to down-convert, scale, up-convert, pan and scan, center cut or alter the resolution of each Picture.

13.     Indemnification:  Licensor will, at its own expense, defend, indemnify and hold harmless TWC, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorney’s fees and expenses on a full indemnity basis) resulting from any material breach of Licensor’s representations, warranties and/or agreements herein, and/or resulting from or arising from the development, production, distribution, marketing, or other exploitation of the Pictures. With regard to any matters for which Licensor is indemnitor, Licensor may elect, in its sole discretion, to control the applicable action or proceeding, in which event TWC may join in any such action or proceeding and be

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represented by its own counsel at its sole cost; provided TWC shall have the right (not to be unreasonably withheld) to approve the counsel engaged by Licensor, which counsel shall be experienced in motion picture law and disputes of the same nature and (b) Licensor may not settle any claim without TWC’s consent unless such settlement includes an explicit confidentiality provision, a full release of TWC, does not impose any payment obligations on TWC and does not require TWC to admit any wrongdoing. TWC shall, at its own expense, defend, indemnify and hold harmless Licensor, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorneys’ fees and expenses on a full indemnity basis) resulting from any material breach of TWC’s representations, warranties and/or agreements herein (other than those claims for which Licensor must indemnify TWC as set forth above). With regard to any matters for which TWC is indemnitor, TWC may elect, in its sole discretion, to control the applicable action or proceeding, in which event Licensor may join in any such action or proceeding and be represented by its own counsel at its sole cost. TWC may not settle any claim for which it is indemnifying Licensor without Licensor’s consent unless such settlement includes an explicit confidentiality provision, a full release of Licensor, does not impose any payment obligations on Licensor and does not require Licensor to admit any wrongdoing.

14. Confidentiality/Press Release: The terms of this Agreement shall remain confidential and neither party shall disclose any such information without the other party’s written consent. Notwithstanding the foregoing, confidential information regarding this Agreement may be disclosed by either party (i) to such party’s attorneys, investors, parent companies, financiers, accountants and other advisors (provided that such third parties, in each instance, agree to maintain confidentiality on the same basis as set forth herein), and (ii) to the extent such confidential information is required to be disclosed by court order, subpoena or other judicial or legal process or (iii)  by TWC to the extent necessary to exploit the Rights granted hereunder. If TWC or Licensor elects to issue an initial press release concerning this Agreement, TWC shall prepare the content and timing of such press release with Licensor’s mutual approval. Notwithstanding anything to the contrary in this Paragraph or elsewhere in this Agreement, the Confidentiality Agreement between the parties dated December 1, 2009 shall remain in full force and effect and nothing herein shall be deemed to diminish Licensor’s confidentiality obligations as set forth in said Confidentiality Agreement.

15. Governing Law/Dispute Resolution: This Agreement shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflict of laws). All disputes arising out of this Agreement or the alleged breach of it shall be resolved and adjudicated in the Federal, State or City Courts located in New York County. Each of the parties hereto hereby submits to the jurisdiction and venue of said courts and waives its rights to have disputes arising out of this Agreement adjudicated in any other forum. Notwithstanding the foregoing, any dispute regarding whether or not Delivery has been effected shall be submitted to arbitration pursuant to the IFTA Rules of Arbitration. In the event of any dispute relating to the subject matter hereof, Licensor’s sole remedy shall be to pursue an action at law for money damages (or arbitration with respect to Delivery disputes), and Licensor agrees that Licensor shall nor seek or be entitled to enjoin the distribution, advertising or exploitation of any Picture or the exercise of any of the Right granted herein or terminate or rescind this Agreement. With respect to any breach of this Agreement (other than delivery breaches which shall be governed pursuant to Paragraph 9(b)), neither party shall be in breach of this Agreement until they have received written notice from the non-breaching party and been given a 15 business day opportunity to cure following receipt of such written notice. No failure on the part of Licensor or TWC to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive or in limitation of any other right or remedy provided at Law or in equity except as otherwise provided for herein. Notwithstanding

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anything to the contrary, this Paragraph shall be subject to the terms and conditions set forth on Schedule 6 (attached hereto and incorporated herein by reference).

16.  Assignment: TWC, in its sole discretion, shall have the right to assign or license any and all of its rights and obligations hereunder to any person or entity; provided that upon any such assignment TWC shall remain primarily liable hereunder. TWC shall also have the right to assign and pledge its rights hereunder in connection with financing arrangements entered into by TWC and its affiliates, it being understood and agreed that any such assignment and or pledge shall not diminish or impair Licensor’s rights hereunder. Licensor shall not assign this Agreement or any of its rights or obligations hereunder without TWC’s prior written consent. Nothing contained in this Agreement shall be construed as creating an agency, partnership, joint venture or fiduciary relationship between the parties. Licensor shall have the right to assign and pledge its rights hereunder in connection with financing arrangements entered into by Licensor and its affiliates, it being understood and agreed that any such assignment and or pledge shall not diminish or impair TWC’s rights hereunder.

17.  Accounting and Audit: TWC shall maintain full and complete records of all matters relating to the exploitation of the Rights in the Pictures. TWC shall account to Licensor in a customary industry manner on a monthly basis from the end of the first month following the release of each Picture in the Territory and all accountings (and payments when due as aforesaid), shall be on a monthly basis until the date that is eighteen (18) months after the release of each Picture, on a quarterly basis for the next two (2) years, then on a semi-annual basis for the next two (2) years and annually thereafter (to the extent there are Gross Receipts). All accountings hereunder shall be sent to Licensor within forty-five (45) days of the end of the relevant accounting period and be accompanied by payment of all sums due to Licensor thereunder. Licensor shall have customary motion picture industry audit rights, at Licensor’s expense, in connection with the Picture to be exercised not more than once per calendar year during reasonable business hours to be conducted by a certified public accountant and otherwise in accordance with custom and practice in the industry and in a manner that will not frustrate TWC’s business. Licensor shall notify TWC in writing of its intention to audit TWC’s books, specifying at least the statement upon which Licensor’s audit is to be based, and such audit must be commenced within sixty (60) days of such written notice and completed within thirty (30) days of such commencement. Any statement to which Licensor does not raise an objection within three (3) years of its delivery shall be deemed conclusive and final, and Licensor may not thereafter raise a claim with respect to any item first reported on such statement (i.e., the continued inclusion of any item on subsequent statements shall not operate to extend the three (3) year period that applies to such item as of the first statement on which it appeared).

18.  Holdback: Licensor shall not authorize the Mexican and/or Canadian free or basic television exhibition (or exhibition on another similar service) of any Picture (or any version thereof) in the cities of Toronto, Niagara Falls, Windsor, Vancouver, Tijuana or Juarez, earlier than 30 days after the end of the First Window for such Picture.

19.  Security Interests:

(a) To the extent necessary for TWC to exercise the Rights granted hereunder and to secure TWC’s rights to monies hereunder, Licensor hereby agrees to grant to TWC (or if applicable to cause the applicable SPC to grant to TWC) on a Picture-by-Picture basis a first priority (subject to the final sentence of this paragraph (a)) security interest in all of Licensor’s (and/or the SPC’s, if applicable) right, title and interest in and to the Rights in each Picture in the Territory during each License Term and all results and proceeds thereof (the “Collateral”). Licensor agrees that such security interest shall be granted concurrently with delivery to TWC of the Short Form Assignment, but in no event later than the execution of an interparty agreement between TWC and Licensor’s (and/or the SPC’s, if applicable)

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financiers and completion guarantor. Licensor (and/or the SPC, if applicable) agrees to take all actions reasonably requested by TWC from time to time in order to create, perfect, protect, preserve and maintain the perfection and priority of such security interests in the Collateral to be granted by Licensor (and/or the SPC, if applicable) to TWC in accordance with this Agreement, including without limitation, (i) executing and delivering to TWC a security agreement and all such financing statements and other instruments (including, but not limited to, a copyright mortgage with respect to each Picture) as TWC reasonably shall request to create, perfect, protect, preserve and maintain the perfection and priority of any such security interest, the form of which the parties hereto agree to negotiate in good faith (collectively, the “Security Documents”), and (ii) filing, registering and/or recording such Security Documents (as applicable). Notwithstanding the foregoing, TWC acknowledges and agrees that any security interest in the Collateral to be granted to TWC in accordance with the terms hereof shall be subject to the rights of any third party distributors and subject and subordinate to the security interests of each Picture’s financiers, completion guarantor and third party distributors and the applicable guilds and labs pursuant to nondisturbance, intercreditor and/or subordination agreements, as applicable, to be negotiated in good faith.

(b) TWC will grant the SPC for each Picture, on a Picture-by-Picture basis, a security interest in the Rights and the products and proceeds thereof that are payable to Licensor (or such SPC) solely in the Territory (“Licensor Collateral”) to be negotiated in good faith subject to customary non-disturbance language, including without limitation, such lien being subject to the distribution rights of TWC’s subdistributors and licensees, and subject to SPC’s agreement to not exercise its remedies as a secured creditor except (A) if (i) a third party judgment or secured creditor of TWC takes action against a material portion of the Licensor Collateral, and (ii) such action by the third party judgment or secured creditor is reasonably likely to result in this Agreement not being fully and timely performed by TWC (including timely payment of all sums due and owing to Licensor hereunder) or (B) in the event of TWC’s bankruptcy (or other similar proceedings), SPC may exercise any of its remedies as a secured creditor other than its foreclosure remedies which foreclosure remedies may only be exercised if (i) a third party judgment or secured creditor of TWC takes action against a material portion of the Licensor Collateral, and such action by the third party judgment or secured creditor is reasonably likely to result in this Agreement not being fully and timely performed by TWC (including timely payment of all sums due and owing to Licensor hereunder) or (ii) there is a subsequent material uncured breach by TWC of its material obligations unless such breach or non-performance is a result of a court order. In connection with TWC’s granting of such security interest, TWC shall execute and deliver to SPC a copyright mortgage and other required security documents reflecting the foregoing (“Lien Documents”), subject to good faith negotiations, and TWC covenants and agrees that it has not and will not execute any conflicting transfer or security interest prior to execution and delivery to SPC of such Lien Documents. If, at the time that Licensor grants the Rights to TWC, there is actually an existing lien on the Licensor Collateral that TWC has previously granted, TWC shall have such lien removed promptly or shall cause such lien holder to enter into a customary intercreditor agreement with Licensor, subject to good faith negotiation.

20. Further Documents: Licensor and TWC shall execute or cause to be executed such documents and other instruments and take or cause to be taken such further actions as may be reasonably necessary or desirable to evidence, effectuate or confirm the provisions of this Agreement and the transactions contemplated by this Agreement. At TWC’s written request, Licensor will execute, acknowledge and deliver to TWC any and all additional documents TWC may deem reasonably necessary to evidence and effectuate any and all of TWC’s rights under this Agreement and Licensor hereby irrevocably appoints TWC as attorney-in-fact with full power to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents Licensor fails to execute, acknowledge and

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deliver within five (50) business days after TWC’s request. TWC shall provide Licensor with copies of all documents executed on Licensor’s behalf; provided that inadvertent failure to provide such copies shall not be a breach hereunder. The appointment shall be a power coupled with an interest.

21. Compliance Warranty: With respect to all persons filmed or photographed in connection with the Pictures on or after March 18, 2009, Licensor represents, warrants and covenants (or if Licensor is not the “Primary Licensor”’ [as defined in 28 C.F.R. Sec. 75.1(c)(1)] of the Picture, Licensor in the name and on behalf of any such Primary Licensor, represents, warrants and covenants) that: (i) the Picture does not and shall not contain any visual depiction that is child pornography [as defined in 18 U.S.C. § 2256(8)] or is actual sexually explicit conduct [within the definitions in clauses (i) through (iv) of 18 U.S.C. § 2256(2)(A)]; (ii ) Licensor (or said Primary Licensor) meets all of the eligibility requirements for the safe harbor certification set forth in 18 U.S.C. § 2257A(h)(1) and 28 C.F.R. § 75.9(a)(1)-(3); (iii) Licensor (or said Primary Licensor) regularly and in the normal course of business collects and maintains, and with respect to the Picture, shall collect and maintain, individually identifiable information regarding all performers, including minor performers, employed by Licensor (or said Primary Licensor), pursuant to tax, labor, and other laws, labor agreements or otherwise pursuant to industry standards, where such information includes the name, address and date of birth of the performer, in accordance with 28 C.F.R. § 75; (iv) upon receipt of a written demand from TWC with respect to one or more performer(s) in the Picture, Licensor shall promptly deliver to TWC copies of the individually identifiable information collected and maintained by Licensor with respect to such performer(s); (v) Licensor (or said Primary Licensor) has filed, or shall file, by the deadlines established in 28 C.F.R. § 75.9(e), with the Attorney General of the United States of America the certification (substantially in the form set forth in the Delivery Schedule) provided under 18 U.S.C. § 2257A(h) and 28 C.F.R. § 75.9, and shall provide TWC with a true, correct and complete copy of said certification, by the earlier of: (A) promptly upon the filing of such certification with the U.S. Attorney General; (B) Delivery of the Picture; or (C) upon request; and (vi) the definitions set forth in 18 U.S.C. § 2257, 18 U.S.C. § 2257A, 28 C.F.R. § 75 and the explanatory notes by the Department of Justice of the United States of America in 73 Fed. Reg. 77432 et seq. (Dec. 18, 2008) apply to the foregoing warranty, representation and covenant.

22. Severability: In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

23. Separate Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

24. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and upon the full execution hereof, shall supersede and replace all prior and/or contemporaneous written or oral agreements pertaining hereto (including, without limitation, the short form agreement executed between the parties) and can only be modified by a writing signed by both parties provided, for purposes of clarification this Agreement shall not supercede or replace the fully executed Confidentiality Agreement dated as of December 1st, 2009 between the parties, which Confidentiality Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

THE WEINSTEIN COMPANY LLC

By:	/s/ David Glasser

Its:	PRESIDENT INTERNATIONAL

Accepted and Agreed:

THE FILM DEPARTMENT LLC

By:	/s/ Neil Sacker

Its:	President & COO

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